EXHIBIT 4


    SERVICER RESIGNATION, APPOINTMENT, ASSUMPTION AND AMENDMENT AGREEMENT

               MORGAN STANLEY ABS CAPITAL I INC. TRUST 2003-HE1

      THIS SERVICER RESIGNATION, APPOINTMENT, ASSUMPTION AND AMENDMENT AGREEMENT, dated as of December 1, 2004 (the "Agreement"), is by and among MORGAN STANLEY ABS CAPITAL I INC. ("Depositor"), THE PROVIDENT BANK ("Provident"), CHASE MANHATTAN MORTGAGE CORPORATION ("Chase"; Provident and Chase each a "Servicer" and, collectively, the "Servicers"), LITTON LOAN SERVICING LP ("Litton," or "Successor Servicer"), and DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee ("Trustee"):

                              W I T N E S S E T H:

      WHEREAS, the MORGAN STANLEY ABS CAPITAL I INC. TRUST 2003-HE1 (the "Trust") was created pursuant to the Pooling and Servicing Agreement identified on Schedule 1.1.A hereto (as amended from time to time, the "Servicing Agreement") among Depositor, the Servicers and Trustee;

      WHEREAS, Provident is a Servicer under the Servicing Agreement;

      WHEREAS, Provident desires to resign as a Servicer pursuant to Section
6.04 of the Servicing Agreement and have Litton appointed as a successor Servicer in accordance with provisions of that Section;

      WHEREAS, the Trustee and the Depositor desire to accept the resignation of Provident as a Servicer, and acknowledge the succession of Litton to Provident as a Servicer pursuant to Sections 6.04 and 10.01 of the Servicing Agreement; and

      WHEREAS, the parties hereto desire to amend the Servicing Agreement pursuant to Section 10.01 thereof to better effectuate the replacement of Provident as a Servicer as provided herein.

      NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

      1. Resignation, Assignment and Appointment of Servicer. (a) Provident hereby (i) proposes that Litton be appointed as a successor Servicer to Provident under the Servicing Agreement and the other Transaction Documents (if any), (ii) resigns from its duties as a Servicer under the Servicing Agreement and the other Transaction Documents (if any), effective on the Closing Date, and
(iii) irrevocably assigns and otherwise conveys to Litton, effective on the Closing Date, all of its right, title and interest in and to any and all of its rights as a Servicer under the Servicing Agreement and the other Transaction Documents (if any).

     (b) The parties hereto, subject to the requirements of Section 5 hereof, hereby consent to the resignation of Provident as a Servicer and the appointment of Litton as a Servicer to replace Provident, find such appointment to be acceptable and hereby acknowledge that pursuant to Sections 6.04 and 10.01 of the Servicing Agreement, Litton has been designated as a Servicer under the Transaction Documents for all purposes from and after the Closing Date. Neither the Trustee nor the Successor Servicer shall have any responsibility or obligation for any act or omission of the predecessor Servicer. Subject to the terms of the Servicing Agreement, as clarified below (including without limitation any indemnification obligations contained in Sections 6.05 and 8.12 thereof and the standards of care set forth in Section 3.01(a) thereof, as clarified below, which the parties hereto expressly agree shall survive Provident's resignation as Servicer with respect to any actions or omissions by Provident prior to the Closing Date), from and after the Closing Date, Provident shall be released from and shall have no further obligations as Servicer under the Transaction Documents. For purposes of clarity, the language contained in
Section 3.01(a) of the Servicing Agreement to the effect that (a) the Servicer shall service and administer the Mortgage Loans in accordance with the terms of the Servicing Agreement and the respective Mortgage Loans, and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans and (b) the Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law, shall be deemed to require that, in the context of the transfer of servicing effectuated by this Agreement (and in order to be in strict compliance with the provisions of the Servicing Agreement), each of Provident and Litton, severally, shall be required (i) to take such actions in connection with such servicing transfer as are required by applicable state and federal law and (ii) subject to clause (i), to conduct itself in connection with such transfer in a manner consistent with the standards and practices usually employed by it in effecting servicing transfers of mortgage loans similar to the Mortgage Loans, giving due consideration to the customary and usual standards of practice of mortgage lenders and loan servicers engaged in servicing transfers of servicing obligations related to mortgage loans similar to the Mortgage Loans. Additionally, each of Provident and Litton shall: (A) reasonably cooperate with Depositor and Trustee in connection with the Trust's satisfying the reporting requirements under the Securities Exchange Act of 1934, as amended, and (B) provide the information, letters, reports, and/or certifications required to be provided by a Servicer pursuant to Sections 3.22,
3.23 and 8.12 of the Servicing Agreement; in each case, with respect to the periods during which Provident or Litton, as applicable, served or is serving as Servicer.

     (c) Litton hereby (i) accepts the assignment of rights as a Servicer by Provident, (ii) accepts the appointment as a Servicer under the Servicing Agreement and the other Transaction Documents (if any), and (iii) assumes and agrees to discharge the due and punctual performance and observance of each covenant and condition to be performed and observed by a Servicer under the Servicing Agreement and the other Transaction Documents (if any), in each case, from and after the Closing Date.

     (d) Promptly following the Closing Date, each account that, pursuant to the terms of the Transaction Documents, is required to be established and maintained by Provident as a Servicer shall thereafter be moved to and maintained by the Successor Servicer at Wachovia Bank National Association; provided, however, that such accounts shall continue to be required to satisfy all requirements for such accounts under the Transaction Documents. This Agreement shall be deemed to satisfy any and all requirements contained in any Transaction Document for notice of change in any such account.

      2. Amendments to Servicing Agreement. Effective as of the Closing Date, the Servicing Agreement is hereby amended as follows:

      (a) Article I of the Servicing Agreement is hereby amended to add the following definition:

            Successor Servicer: Litton Loan Servicing LP, as successor servicer pursuant to that certain Servicer Resignation, Appointment, Assumption and Amendment Agreement dated as of December 1, 2004, among The Provident Bank, Litton Loan Servicing LP, Chase Manhattan Mortgage Corporation, the Depositor, and the Trustee.

      (b) Subsection 3.02(a)(ii) of the Servicing Agreement shall be deleted in its entirety and replaced with the following:

            "(ii) an institution approved as a Title II Nonsupervised Lender by the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC."

      (c)   Section 10.07 of the Servicing Agreement is amended as follows:

      (i) The first sentence of Section 10.07 is hereby amended to read in its entirety as follows:

            "(a) Notwithstanding anything to the contrary contained herein, except as provided in Section 6.02, this Agreement may not be assigned by a Servicer without the prior written consent of the Trustee and the Depositor; provided, however, each Servicer is hereby authorized to enter into an Advance Facility which complies with Section 10.07(b) or Section 10.07(c), as applicable.

            (b) Each Servicer is hereby authorized to enter into an Advance Facility under which (1) the Servicer sells, assigns or pledges to an Advancing Person the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances and/or (2) an Advancing Person agrees to fund some or all P&I Advances or Servicing Advances required to be made by the Servicer pursuant to this Agreement."

      (ii) The remaining portion of existing Section 10.07 shall continue to exist in its current form, as the remaining portion of clause (b), immediately following the first sentence of clause (b) described above; provided that the reference to "this Section 10.07" in the last paragraph thereof shall be amended to read "this Section 10.07(b)."

      (iii) A new clause (c) is added to Section 10.07 of the Servicing Agreement, immediately following the last sentence of existing
            Section 10.07, which shall read in its entirety as follows:

            "(c) For so long as Litton is a Servicer hereunder, Litton is hereby also authorized to enter into an Advance Facility that complies with the requirements of this Section 10.07(c) in lieu of the requirements of Section 10.07(b). The requirements are as follows:

                  (i) Litton is hereby authorized to enter into an Advance
            Facility, the documentation for which complies with Sections 10.07(c)(ii), (c)(iii) and (c)(v) below, under which (A) the Servicer assigns or pledges its rights under this Agreement to be reimbursed for any or all Advances and/or Servicing Advances to (1) a Person, which may be a special-purpose bankruptcy-remote entity (an "SPV"), (2) a Person, which may simultaneously assign or pledge such rights to an SPV or (3) a lender (a "Lender"), which, in the case of any Person or SPV of the type described in either of the preceding clauses (1) or (2), may directly or through other assignees and/or pledgees, assign or pledge such rights to a Person which may include a trustee acting on behalf of holders of debt instruments (any such Person or any such Lender, an "Advance Financing Person"), and/or (B) an Advance Financing Person agrees to fund all of the P&I Advances and/or Servicing Advances required to be made by Litton pursuant to this Agreement. No consent of the Trustee, Certificateholders or any other party shall be required before Litton may enter into an Advance Facility nor shall the Trustee or the Certificateholders be a third party beneficiary of any obligation of an Advance Financing Person to Litton. Notwithstanding the existence of any Advance Facility under which an Advance Financing Person agrees to fund P&I Advances and/or Servicing Advances, (A) Litton (i) shall remain obligated pursuant to this Agreement to make P&I Advances and/or Servicing Advances pursuant to and as required by this Agreement and (ii) shall not be relieved of such obligations by virtue of such Advance Facility and
            (B) neither the Advance Financing Person nor the Litton Assignee (as hereinafter defined) shall have (i) any right to proceed against or otherwise contact any Mortgagor for the purpose of collecting any payment that may be due with respect to any related Mortgage Loan or enforcing any covenant of such Mortgagor under the related Mortgage Loan documents or (ii) any rights under or in respect of this Agreement that are any greater than the rights of Litton hereunder.

                  (ii) If Litton enters into an Advance Facility, Litton and the related Advance Financing Person shall deliver to the Trustee at the address set forth in Section 10.05 hereof a written notice (an "Advance Facility Notice"), stating (A) the identity of the Advance Financing Person, (B) the identity of the Person (the "Litton Assignee") that will, subject to satisfaction of the requirements in
            Section 10.07(c)(iii) hereof, have the right to make withdrawals from the Collection Account pursuant to Section 3.11 hereof to reimburse previously unreimbursed P&I Advances and/or Servicing Advances ("Advance Reimbursement Amounts") and (C) that the Advance Financing Person and The Litton Assignee have each been provided with copies of this Agreement, including this Section 10.07(c) and agree to be bound by the provisions of this Section 10.07(c) and acknowledges that its rights may be exercised only as provided, and subject to the conditions, herein. The Advance Facility Notice shall be executed by the Advance Financing Person, Litton, and the Litton Assignee. Advance Reimbursement Amounts (A) shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances for which Litton would be permitted to reimburse itself in accordance with Section 3.11 hereof, assuming Litton had made the related P&I Advance(s) and/or Servicing Advance(s) and (B) shall not consist of amounts payable to a successor Servicer in accordance with Section
            3.11 hereof to the extent permitted under Section 10.07(c)(v) below.

                  (iii) Notwithstanding the existence of an Advance Facility,
            Litton, on behalf of the Advance Financing Person, shall be entitled to continue to withdraw Advance Reimbursement Amounts in accordance with Section 3.11 hereof. Litton's entitlement to withdraw Advance Reimbursement Amounts may be terminated by the Advance Financing Person pursuant to a written notice to the Trustee delivered in the manner set forth in Section 10.05 hereof. Upon receipt of a written notice of termination that satisfies the requirements of this
            Section 10.07(c)(iii), Litton shall no longer be entitled to withdraw Advance Reimbursement Amounts from the Collection Account and the Litton Assignee shall thereafter have the right to withdraw from the Collection Account all Advance Reimbursement Amounts when and to the extent such amounts are payable to Litton pursuant to the terms of Section 3.11 hereof. Notwithstanding the foregoing, and for the avoidance of doubt, (A) Litton and/or the Litton Assignee shall only be entitled to reimbursement of Advance Reimbursement Amounts hereunder pursuant to Section 3.11 of this Agreement and shall be required to return to the Trustee, for the benefit of the Certificateholders, all amounts, with interest, withdrawn by it in error or that are in excess of Litton's entitlement thereto under this Agreement, and shall not otherwise be entitled to make withdrawals of, or receive, Advance Reimbursement Amounts that shall be deposited in the Distribution Account pursuant to Section 3.11 or
            Section 3.07(d) hereof, and (B) none of the Trustee or the Certificateholders shall have any right to, or otherwise be entitled to, receive any Advance Reimbursement Amounts to which Litton or the Litton Assignee, as applicable, shall be entitled pursuant to
            Section 3.11 hereof. An Advance Facility may be terminated by the joint written direction of Litton and the related Advance Financing Person. Written notice of such termination shall be delivered to the Trustee in the manner set forth in Section 10.05 hereof. None of the Depositor or the Trustee shall, as a result of the existence of any Advance Facility, have any additional duty or liability with respect to the calculation or payment of any Advance Reimbursement Amount, nor, as a result of the existence of any Advance Facility, shall the Depositor or the Trustee have any additional responsibility, including without limitation, to track or monitor the administration of the Advance Facility or the payment of Advance Reimbursement Amounts to the Litton Assignee. Litton shall indemnify the Depositor, the Trustee, any successor Servicer and the Trust Fund for any claim, loss, liability or damage resulting from any claim by the related Advance Financing Person, except to the extent that such claim, loss, liability or damage resulted from or arose out of negligence, recklessness or willful misconduct on the part of the Depositor, the Trustee or any successor Servicer, as the case may be, or failure by the successor Servicer to remit funds as required by this Agreement or the commission of an act or omission to act by the successor Servicer and the passage of any applicable cure or grace period, such that an Event of Default under this Agreement occurs or such entity is subject to termination for cause under this Agreement. Litton shall maintain and provide to any successor Servicer and, upon request, the Trustee a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advance Financing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information.

                  (iv) An Advance Financing Person who receives an assignment or pledge of rights to receive Advance Reimbursement Amounts and/or whose obligations are limited to the funding of P&I Advances and/or Servicing Advances pursuant to an Advance Facility shall not be required to meet the criteria for qualification as a Subservicer.

                  (v) As between Litton and its Advance Financing Person, on the one hand, and a successor Servicer and its Advance Financing Person, if any, on the other hand, Advance Reimbursement Amounts on a loan-by-loan basis with respect to each Mortgage Loan as to which a P&I Advance and/or Servicing Advance shall have been made and be outstanding shall be allocated on a "first-in, first out" (FIFO) basis. In the event the Litton Assignee shall have received some or all of an Advance Reimbursement Amount related to P&I Advances and/or Servicing Advances that were made by a Person other than Litton or its related Advance Financing Person in error, then the Litton Assignee shall be required to remit any portion of such Advance Reimbursement Amount to each Person entitled to such portion of such Advance Reimbursement Amount. Without limiting the generality of the foregoing, Litton shall remain entitled to be reimbursed by the Advance Financing Person for all P&I Advances and/or Servicing Advances funded by Litton to the extent the related Advance Reimbursement Amounts have not been assigned or pledged to such Advance Financing Person or the Litton Assignee.

                  (vi) For purposes of Section 4.01(d) hereof, any
            Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance referred to therein may have been made by Litton or any predecessor Servicer. In making its determination that any P&I Advance or Servicing Advance theretofore made has become a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, Litton shall apply the same criteria in making such determination regardless of whether such P&I Advance or Servicing Advance shall have been made by Litton or any predecessor Servicer.

                  (vii) The parties hereto hereby acknowledge and agree that:
            (A) the P&I Advances and/or Servicing Advances financed by and/or pledged to an Advance Financing Person under any Advance Facility are obligations owed to Litton payable only from the cash flows and proceeds received under this Agreement for reimbursement of P&I Advances and/or Servicing Advances only to the extent provided herein, and the Trustee and the Trust are not, as a result of the existence of any Advance Facility, obligated or liable to repay any P&I Advances and/or Servicing Advances financed by the Advance Financing Person; (B) Litton will be responsible for remitting to the Advance Financing Person the applicable amounts collected by it as reimbursement for P&I Advances and/or Servicing Advances funded by the Advance Financing Person, subject to the provisions of this Agreement; and (C) the Trustee shall not have any responsibility to track or monitor the administration of the financing arrangement between Litton and any Advance Financing Person.

                  (viii) Any amendment to this Section 10.07(c) or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 10.07(c), including amendments to add provisions relating to a successor Servicer, may be entered into by the Trustee, the Depositor, and each Servicer, without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement, upon receipt by the Trustee of an Opinion of Counsel that such amendment has no material adverse effect on the Certificateholders or written confirmation from the Rating Agencies that such amendment will not adversely affect the ratings on the Certificates."

     (d) Section 6.02 of the Servicing Agreement shall be amended by adding the following paragraph at the end thereof:

                  "Notwithstanding the provisions of the first paragraph of this
            Section 6.02, the Depositor, the Servicer and the Trustee acknowledge and agree that the Successor Servicer is a limited partnership formed under the laws of Delaware. Successor Servicer hereby agrees to keep in full effect its existence, rights and franchises as a limited partnership under the laws of the State of Delaware and will obtain and preserve its qualification to do business in each jurisdiction in which it is or shall be necessary to protect the validity and enforceability of the Agreement or any of the Mortgage Loans or to perform its respective duties under the Agreement, as modified from time to time."

     (e) From and after the Closing Date, all references in the Servicing Agreement and any other Transaction Documents (if any) to a "Servicer" shall refer to Litton as a Servicer or any other "Servicer" (as defined in the Servicing Agreement) until such time, if any, as a successor shall have taken its place in accordance with the applicable provisions of the Transaction Documents.

      3. Representations and Warranties of Litton. (a) Litton, as successor Servicer, hereby represents and warrants as of the Closing Date as follows:

            (i) Litton is a limited partnership formed under the laws of Delaware, is validly existing and in good standing under the laws of the state of its organization and has the organizational power and authority to own its assets and to transact the business in which it is currently engaged. Litton is duly qualified to do business as a foreign organization and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or otherwise);

            (ii) Litton has the organizational power and authority to make, execute, deliver, and perform this Agreement and all of the transactions contemplated under this Agreement and to perform the duties of the Servicer under the Servicing Agreement and other Transaction Documents (if any), and has taken all necessary organizational action to authorize the execution, delivery, and performance of this Agreement. When executed and delivered, this Agreement will constitute Litton's legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

            (iii) Litton is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity, or enforceability of this Agreement, and the performance of the duties of the Servicer under the Servicing Agreement and other Transaction Documents (if any), except for such consent, license, approval or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be, prior to the date hereof;

            (iv) The execution, delivery and performance of this Agreement by Litton will not violate any provision of any existing law or regulation or any order or decree of any court applicable to Litton or any of Litton's properties or any provision of its organizational documents, or constitute a material breach of any mortgage, indenture, contract or agreement to which it is a party or by which it may be bound;

            (v) Litton is an approved servicer for Fannie Mae and an approved servicer for Freddie Mac in good standing;

            (vi) No litigation is pending against Litton that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of Litton to service the Mortgage Loans or to perform any of its other obligations under the Transaction Documents in accordance with the terms hereof or thereof;

            (vii) The execution and delivery of this Agreement by Litton, the servicing of the Mortgage Loans under the Servicing Agreement, the consummation by Litton of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of Litton; and

            (viii) Litton has a net worth of at least $30,000,000.

     (b) The representations and warranties set forth in this Section 3 shall survive the closing of this Agreement. Upon discovery of a breach of any representation or warranty that materially and adversely affects the interests of the Certificateholders, the Person discovering such breach shall give prompt written notice to the Depositor and the Trustee.

     (c) From and after the appointment of Litton as Servicer under Transaction Documents, the representations and warranties of Litton set forth in Section 3(a) shall constitute, for all purposes, the representations and warranties of the Servicer as otherwise stated in Section 2.03(a) of the Servicing Agreement and Schedule III thereof.

      4. Representations and Warranties of Provident. (a) Provident hereby represents and warrants as of the Closing Date as follows:

            (i) Provident is an Ohio banking corporation, validly existing and in good standing under the laws of the state of its organization and has the organizational power and authority to own its assets and to transact the business in which it is currently engaged. Provident is duly qualified to do business as a foreign organization and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or other);

            (ii) Provident has the organizational power and authority to make, execute, deliver, and perform this Agreement and all of the transactions contemplated under this Agreement and has taken all necessary organizational action to authorize the execution, delivery, and performance of this Agreement. When executed and delivered, this Agreement will constitute Provident's legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

            (iii) Provident is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity, or enforceability of this Agreement, except for such consent, license, approval or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be, prior to the date hereof; and

            (iv) The execution, delivery and performance of this Agreement by Provident will not violate any provision of any existing law or regulation or any order or decree of any court applicable to Provident or any of Provident's properties or any provision of its organizational documents, or constitute a material breach of any mortgage, indenture, contract or agreement to which it is a party or by which it may be bound.

      (b) The representations and warranties set forth in this Section 4 shall survive the closing of this Agreement. Upon discovery of a breach of any representation or warranty which materially and adversely affects the interests of the Certificateholders, the Person discovering such breach shall give prompt written notice to the Depositor and Trustee. Within 30 days of its discovery or its receipt of notice of breach or, with the prior written consent of a Responsible Officer of the Trustee, such longer period specified in such consent Provident shall cure such breach in all material respects.

      5. Pre-Closing, Closing and Conditions to Close. (a) On or after the Pre-Closing Date, the Servicer and the Successor Servicer shall send any notices of the proposed transfer of servicing required under the Federal Real Estate Settlement Procedures Act. On or before the Pre-Closing Date, the parties shall deliver or cause to be delivered in escrow, to the Closing Escrow Agent, fully executed originals of the following items, in form and substance satisfactory to each of the Depositor, the Trustee, the Servicer, and the Successor Servicer:

            (i) a fully executed copy of this Agreement;

            (ii) a Confirmation Letter from each Rating Agency or a letter from each Rating Agency confirming that each such Rating Agency is prepared to deliver a Confirmation Letter on the Closing Date;

            (iii) an Officer's Certificate of Provident to the effect that (A) this Agreement and the other transactions contemplated hereby have been duly authorized in accordance with the requirements of Provident's organizational documents and applicable law, and (B) the officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon;

            (iv) an Officer's Certificate of Litton to the effect that (A) this Agreement and the other transactions contemplated hereby have been duly authorized in accordance with the requirements of Litton's organizational documents and applicable law, and (B) the officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon;

            (v) a certification by the Servicer that this Agreement and the amendments contained herein are being executed and delivered in accordance with Sections 6.04 and 10.01 of the Servicing Agreement;

            (vi) opinions of Chapman and Cutler LLP, special counsel to Provident, addressed to the Trustee, the Depositor, Chase and the Rating Agencies, to be dated as of the Closing Date, to the effect that the transfers and modifications effected by this Agreement will not adversely affect the qualification of any REMIC created under the Servicing Agreement or result in the imposition of any REMIC related prohibited transactions tax;

            (vii) opinions of Chapman and Cutler LLP, special counsel to Provident, addressed to the Trustee, the Depositor, Chase and the Rating Agencies, to be dated as of the Closing Date, to the effect that (A) this Agreement is permitted under the Servicing Agreement, (B) the requirements of the Servicing Agreement for the Trustees entering into the Amendment have been satisfied, and (C) the changes in the Transaction Documents as embodied in this Agreement do not adversely affect, in any material respect, the interests of any Certificateholder;

            (viii) opinions of Keating, Muething & Klekamp, P.L.L., special Ohio counsel to Provident, addressed to the Trustee, the Depositor, Chase and the Rating Agencies, to be dated as of the Closing Date, as to due execution and authority for each document executed by Provident in connection herewith;

            (ix) opinions of Kirkpatrick & Lockhart, LLP, special counsel to Litton, addressed to the Trustee, the Depositor, Chase and the Rating Agencies, to be dated as of the Closing Date, as to due execution and authority of Litton for this Agreement, and that this Agreement constitutes a valid, binding and enforceable agreement of Litton in accordance with its terms.

     (b) Release of the escrow created pursuant to Section 5(a) above, and the effectiveness of (I) the resignation of Provident as Servicer, (II) the appointment of Litton as successor Servicer, and (III) the amendments to the Servicing Agreement and Transaction Documents provided for herein are conditioned on the occurrence of each of the following conditions precedent:

            (i) Provident shall have consummated the sale of certain other assets it holds to Litton.

            (ii) The Closing Escrow Agent shall have received a written consent (which may be delivered in paper or electronic form, including without limitation via e-mail) to the release of such escrow from each Person delivering signatures pages, documents, instruments or any other item to the Closing Escrow Agent pursuant to Section 5(a) above or pursuant to a separate escrow letter in connection therewith;

            (iii) Each of the Confirmation Letters referenced in Section 5(a)(ii) shall have been delivered (and delivery of such Confirmation Letters shall be deemed to satisfy any requirements of the Servicing Agreement, including without limitation Section 10.01 and Section 10.05 thereof, for delivery of written notice to the Rating Agencies of the Agreement or its contents); and

            (iv) The Closing Escrow Agent shall have received certifications from each of Provident, as Servicer, and Litton, as successor Servicer, of the date of mailing of notices of servicing transfer required under the Federal Real Estate Settlement Procedures Act, and at least fifteen (15) days shall have passed since the sending of such notices.

     (c) Upon satisfaction of each of the conditions listed in Section 5(b), the Closing Date shall occur and the Closing Escrow Agent shall date each of the documents so held and release them from such escrow, and all parts of this Agreement shall immediately become effective.

     (d) In the event that the conditions listed in Section 5(b) are not satisfied on or before December 8, 2004, or if Provident shall, at any time, notify the Trustee (with a copy to the Closing Escrow Agent) in writing that any condition set forth in Section 5(b) cannot be met, then the Closing Escrow Agent shall promptly (without further action by any party) return to each Person delivering any signatures pages, documents, instruments or any other item pursuant to Section 5(a) above or pursuant to a separate escrow letter in connection therewith any such items so delivered by such Person.

     (e) Upon the Closing Escrow Agent's receipt of notice as provided in
Section 5(d), all obligations of each party hereunder shall terminate and no party hereto shall have any liability hereunder, excepting only the obligations and rights of the Closing Escrow Agent pursuant to Section 5(d).

      6. Address for Notices. The addresses for purposes of all notices and correspondence related to the Servicing Agreement and Transaction Documents are set forth on Schedule 6 hereto.

      7. Capitalized Terms. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to such terms in the Servicing Agreement. The following terms shall have the following meanings.

            "Closing Date" means December 1, 2004, or such later date that is a Business Day and on which the conditions precedent set forth in Section 5(b) have been satisfied.

            "Closing Escrow Agent" means Chapman and Cutler LLP, special counsel to Provident, or such other law firm or Person as may be mutually agreed upon by the parties hereto.

            "Confirmation Letter" shall mean a letter issued by any applicable Rating Agency to the effect that neither (a) the resignation of Provident as Servicer under the Servicing Agreement and appointment of Litton as successor Servicer thereunder, nor (b) the amendments effectuated by this Agreement, will adversely affect the then current ratings on the Certificates then being rated.

            "Pre-Closing Date" shall mean November 10, 2004, or such later date designated by Provident that is a Business Day.

            "Transaction Document" means the documents set forth on Schedule 1.1.A hereto.

      8. Governing Law. This Agreement shall be governed by, in all respects, including as to validity, interpretation and effect, the internal laws of the State of New York applicable to contracts entirely performed therein.

      9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission (including by electronic transmission of a scanned file in pdf format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

     10. Ratification. Except as modified and superceded by this Agreement, the provisions of the Transaction Documents are ratified and confirmed and shall continue in full force and effect.

     11. Benefit; Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the Certificateholders, the Closing Escrow Agent and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no other person will have any right or obligation hereunder.


                   [SIGNATURES COMMENCE ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by the undersigned, thereunto duly authorized, as of the day and year first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC. , as
                                          Depositor


                                       By
                                          --------------------------------------
                                          Name:  Steven Shapiro
                                          Title: Executive Director

                                       THE PROVIDENT BANK, as a Servicer


                                       By
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                       CHASE MANHATTAN MORTGAGE CORPORATION,
                                          as a Servicer


                                       By
                                          --------------------------------------
                                          Name:   Karen Taylor
                                          Title:  Vice President

                                       LITTON LOAN SERVICING LP, as Successor
                                          Servicer


                                       By
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          as Trustee


                                       By
                                          Name:  Ronaldo Reyes
                                          Title: Assistant Vice President


                                       By
                                          Name:  Valerie Delgado
                                          Title: Associate

CONSENTED TO:


CHAPMAN AND CUTLER LLP,
  as Closing Escrow Agent


By
   -----------------------------------
   Name:  Michael T. Benz
   Title: Partner

                                 SCHEDULE 1.1.A

                         POOLING AND SERVICING AGREEMENT
                         AND OTHER TRANSACTION DOCUMENTS


      Pooling and Servicing Agreement, dated as of June 1, 2003, among Morgan Stanley ABS Capital I Inc., a Delaware corporation, as depositor, The Provident Bank, an Ohio corporation, as a servicer, Chase Manhattan Mortgage Corporation, as a servicer, and Deutsche Bank National Trust Company, a national banking association, as trustee.

      Amendment No. 1 and Joinder Agreement, dated as of June 1, 2003, by and among Morgan Stanley ABS Capital I Inc., a Delaware corporation, as depositor (the "Depositor"), The Provident Bank, an Ohio corporation, as a servicer ("Provident"), Chase Manhattan Mortgage Corporation, as a servicer ("Chase"), Deutsche Bank National Trust Company, a national banking association, as trustee (the "Trustee"), Accredited Home Lenders, Inc. and NC Capital Corporation, to the Pooling and Servicing Agreement, dated as of June 1, 2003, among the Depositor, Provident, Chase and the Trustee.

                                   SCHEDULE 6

                              ADDRESSES FOR NOTICES

If to Depositor:           Morgan Stanley  & Co. Incorporated
                           1221 Avenue of the Americas
                           New York, New York 10020
                           Attention: Adrianne Dicker
                           Telephone Number:  212-762-6588
                           Facsimile Number:  212-507-4023
                           E-mail:  adrianne.dicker@morganstanley.com

If to Provident:           T. Jackson Case, Jr.
                           Executive Vice President; Loan Administration
                           National City Mortgage Co.
                           3232 Newmark Drive
                           Miamisburg, Ohio 45342
                           Facsimile Number:  937-910-4276

If to Litton:              Janice McClure
                           Litton Loan Servicing LP
                           4828 Loop Central Drive
                           Houston, Texas 77081
                           Facsimile Number:  713-960-0539

If to Chase Manhattan:     Chase Manhattan Mortgage Corporation
                           10790 Rancho Bernardo
                           San Diego, California  92127
                           Attention: Karen Taylor (karen.i.taylor@chase.com)
                           Telephone: 858-605-3378
                           Facsimile Number: 858-605-3666

                           with a copy to:

                               Frances Dixon (frances.dixon@chase.com)
                               Telephone:  858-605-6948
                               Facsimile Number:  858-605-3666

If to the Trustee:         Deutsche Bank National Trust Company
                           1761 East St. Andrew Place
                           Santa Ana, California  92705-4934
                           Attention:  Trust Administration - MS03H1
                           Telephone Number:  714-247-6000
                           Facsimile Number:  714-247-6478

If to the Closing Escrow   Cynthia A. Baker
Agent:                     Chapman and Cutler LLP
                           111 West Monroe Street
                           Chicago, Illinois  60603-4080
                           Facsimile Number:  312-701-2361